SCHEDULE 14A

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Huntington Bancshares Incorporated
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Commencing on or about March 16, 2012, Huntington Bancshares Incorporated sent the following communication to certain shareholders.

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

Dear Shareholder:

Huntington Bancshares Incorporated has filed its proxy materials for its 2012 annual meeting of shareholders to be held on April 19.

As you review our proxy statement and ballot items for the meeting, we would like to highlight the strategic actions that have allowed us to return to profitability and have positioned the company for future sustainable growth. Under the leadership of our CEO Stephen D. Steinour (appointed in January 2009), Huntington has improved performance of all key financial measures. In addition, our performance has also improved significantly relative to our peers.

To support our evolving business strategy, and to reinforce our focus on creating long-term shareholder value and individual accountability, we have also modified and strengthened our compensation and benefit policies and practices and incorporated risk mitigation strategies across the company.

Our executive compensation policies and programs have also evolved over the past several years. In 2011, following repayment of TARP in 2010, we revised our executive compensation program to enhance our focus on performance-based incentives and on stock-based pay. We also increased our share ownership guidelines and implemented hold until retirement requirements that we believe are best in class and support our goal to align our executives with our shareholders.

➢	Our CEO is required to own 6X his base salary, and the other executive officers are required to hold 3X their base salaries, in Huntington stock.

➢	All executives are required to hold until retirement 50% of the net shares received under equity awards.

Attached is a copy of the Executive Summary portion of our CD&A which contains more detail about our success and our transitioning corporate compensation program. The CD&A, which discusses our executive compensation practices in detail, begins on page 19 of our proxy statement. Please refer to our proxy statement for additional information.

Please contact me at 614-480-8300 if you have any questions.

Sincerely,

Richard A. Cheap

March 15, 2012

Compensation of Executive Officers

Compensation Discussion & Analysis

This Compensation Discussion & Analysis focuses on the compensation for 2011 for the “named executive officers” (NEOs) whose compensation is detailed in the Summary Compensation Table 2011 below. The named executive officers are the chief executive officer (CEO), the chief financial officer (CFO), and the three most highly compensated other executive officers serving as of December 31, 2011.

Executive Summary

Our compensation philosophy is to pay for performance that creates long-term shareholder value. This principle is embedded in our compensation programs, practices and decisions as discussed in detail below. Over the last three years our compensation policies and practices have evolved as we have transitioned to a new CEO, expanded our leadership team, created our strategic plan which we have been executing since 2010, addressed a global financial crisis and emerged from TARP. We are confident that through the combination of our strategic actions to accelerate long-term financial performance and earnings growth, coupled with the strengthening of compensation practices and the incorporation of risk mitigation strategies, we believe we are developing a best in class approach to compensation that will result in creation of long-term shareholder value.

Our Business Transformation

Since 2008, Huntington, like all financial services firms, has been challenged by a weakened economy, increased regulatory burdens, including mandated higher capital levels, regulatory or government mandated reductions in certain key revenue, and a prolonged low interest rate environment. Our performance particularly suffered in 2008 and 2009, primarily as a result of business decisions made before 2008 that resulted in a heightened credit risk profile.

In January 2009, the board of directors appointed a new CEO, Stephen D. Steinour, to lead Huntington through these challenges and to position the company for long-term growth. Under his leadership, and with the support of the board of directors, a number of strategic actions have contributed to our return to profitability and positioned the company for future sustainable, consistent long-term performance and earnings growth including:

•

reinforced accountability — two years after Mr. Steinour’s appointment, over 40% of his direct reports and, in turn, over 40% of their direct reports, were either new to their position or to the company;

•	adopted and operationalized an “aggregate moderate-to-low” risk appetite through both quantitative and qualitative methods coupled with rigorous risk management, frequent monitoring and reporting;

•

reduced the credit risk embedded in the loan portfolio by, among other actions, aggressively lowering exposure to commercial real estate loans from 25% of total loans and leases at the end of 2008 to 14%, at the end of 2011;

•

strengthened the quantity and quality of capital through the issuance of over $2.0 billion of common equity and $300 million of subordinated notes, and the repurchase of $1.4 billion of Series B Preferred stock (TARP) in December 2010 and the associated warrants in January 2011; and

•	made strategic investments to broaden the platform for generating long-term organic growth such as:

¡

invested in marketing initiatives that resulted in a more consumer friendly brand and record growth in consumer checking account households and business relationships, and increases in products per household / relationship. (During 2011 consumer checking account households grew 10.3% over 2010 with 73.5% using over four products or services. Similarly, business relationships grew 8.4% over 2010 with 31.4% using over four products or services.);

¡	expanded commercial banking products and services that have contributed to growth in loans, fees, and relationships;

¡	initiated an in-store banking strategy that when completed will provide Huntington with the number one branch share in Ohio and make Huntington the most convenient bank in the state; and

¡	expanded the geographic footprint of our nationally recognized automobile lending segment.

Our Business Results

Huntington’s core financial results illustrate the impact of focused execution of our strategic plan. Under Mr. Steinour’s leadership, Huntington has improved performance of all key financial measures since his hire:

•

Net income improved significantly over prior periods as the company addressed historical credit issues and a $2.6 billion noncash goodwill impairment taken in 2009 related to the 2007 Sky Financial Group, Inc. acquisition.

•	Returned to profitable performance in the first quarter of 2010, a year ahead of consensus analyst expectations at that time.

•	Tier I common equity ratio, a measure of capital strength, has essentially doubled over this time period.

•	Credit quality metrics have all shown significant improvement, and most are now at the top quartile levels among regional banks.

The following table illustrates the progress made over the last three years, since the end of 2008.

Key Performance Metrics	2008	2009	2010	2011
Return on Average Assets	(0.21)%	(5.90)%	0.59%	1.01%
Return on Average Shareholders’ Equity	(2.8)%	(80.8)%	3.7%	10.5%
Return on Average Tangible Common Equity	(4.4)%	(22.4)%	5.6%	12.7%
Net Income ($MMs)	$(113.8)	$(3094.2)	$312.3	$542.6
Earnings Per Common Share	$(0.44)	$(6.14)	$0.19	$0.59
Average Deposit Growth(1)	13.1%	12.9%	25.5%	11.8%
Tier 1 Common Equity Ratio at December 31(2)	5.05%	6.69%	9.29%	10.00%
Nonperforming Asset Ratio at December 31	3.97%	5.57%	2.21%	1.51%

(1)

Deposit Growth is comprised of interest-bearing and noninterest-bearing demand deposits, money market deposits, savings and other domestic deposits. In addition, total demand deposits were up over 30% from the fourth quarter 2010 to the fourth quarter 2011.

(2)	The calculation of this non-GAAP financial measure can be found on page 83 of our 2011 Annual Report to shareholders.

Our performance has also improved significantly relative to our peer group. The following chart illustrates our relative performance rank compared to peers for return on average assets, return on tangible common equity, and earnings per share over the three year period since Mr. Steinour joined Huntington.

(1)	Performance data is provided by SNL Financial LC, as of March 2, 2012. Peers represent the Primary Peers used for executive compensation and performance comparisons listed below.

Huntington achieved these results during a period of unprecedented uncertainty for the banking industry. Over the 2008-2011 time period many external factors fundamentally lowered the ability of banks to grow earnings and generate returns on capital comparable to levels prior to the beginning of the financial crisis in 2008. However, bank stock valuations have only partially recovered from severe declines in 2008 and 2009. Factors negatively impacting bank stock valuations include:

•

international and domestic legislative and regulatory actions in response to the financial crisis, such as the implementation of Basel III international capital standards and the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which among other directives, required banks to increase capital to unprecedented levels;

•

implementation of regulations that resulted in a significant reduction in overdraft fees and the Dodd-Frank Durbin Amendment mandated reductions in debit card interchange fees. Historically these fees represented two significant revenue activities for regional banks like Huntington;

•

federal monetary policy designed to stimulate the economy by lowering interest rates through such actions as “Quantitative Easing One”, “Quantitative Easing Two”, and “Operation Twist”. Further, the Federal Reserve has stated its intent to maintain a low interest rate environment through at least 2014. A period of prolonged low interest rates puts significant pressure on bank net interest margins and, therefore, net interest income which accounts for a majority of regional bank total revenue; and

•

the initiation of annual capital stress tests and capital management restrictions by U.S. banking regulators for the largest banks in the country, including Huntington, which has fostered a period of investor uncertainty with regard to what actions banks will be permitted to take to deploy capital for the benefit of shareholders.

Our Transitioning Corporate Compensation and Benefits Program

To support our evolving business strategy, as well as to reinforce our focus on creating long-term shareholder value and individual accountability, it was equally important to modify and strengthen compensation and benefit policies and practices across the company. Changes related to our pay for performance philosophy and increased focus on risk consistent with safety and soundness principles include those listed on the timeline below.

2009	2010	2011

No annual merit salary increases for executives or other colleagues.

No annual incentive awards were paid for 2008.

Suspended employer matching contributions under the Investment and Tax Savings Plan (401(k) plan).

Established stock ownership guidelines for directors.

Implemented recoupment / clawback policies for all incentive plans.

Reinstated employer matching contributions under Investment and Tax Savings Plan (401(k) plan) in recognition of return to profitability.

Increased executive stock ownership guidelines effective January 1, 2011.

No annual merit salary increases for executive officers.

Eliminated stock salary implemented as a result of TARP restrictions.

Reintroduced annual cash incentive awards for executive officers following repayment of TARP.

Implemented “hold until retirement” for 50% of net shares received by executives under equity awards.

During this period, the company also implemented strategic cost containment initiatives which included a reduction in the formula for benefits earned after December 31, 2009 under the company’s Retirement Plan and a limit on participation to those colleagues hired prior to January 1, 2010; elimination of the service-based employer subsidy for retiree healthcare for colleagues retiring after February 28, 2010; implementation of a tiered premium structure for health care so that executives pay a higher portion of health care costs; and the elimination of paid parking for executives.

Our 2011 Executive Compensation Program and Results

During 2009 and through 2010, our executive compensation philosophy and pay components were limited as a result of our participation in TARP (i.e. cash performance incentives were prohibited and stock awards were limited to capped amounts of long-term restricted stock). In 2011, following repayment of our TARP capital in December 2010, we revised our compensation program to enhance our focus on performance-based incentives and on stock-based pay. We also implemented share ownership and hold until retirement requirements that we believe are best in class and support our goal to align our executives with our shareholders.

The charts below reflect the targeted direct compensation mix for 2011 for the chief executive officer and for the other named executive officers, on average. For 2011, approximately 70% — 80% of total direct compensation for the named executive officers represented performance-based compensation and approximately half of their total direct compensation was comprised of equity / long-term incentives.

During 2011, following TARP repayment, our performance-based compensation program included the following:

We enhanced our stock ownership policy to increase the ownership thresholds and to include holding requirements to further align our executives with shareholders.

•	Beginning January 1, 2011, the CEO and other named executive officers are required to obtain and hold 6X and 3X, respectively, their base salaries in common stock.

•

Beginning with equity awards granted in 2011, executive officers are required to retain until retirement 50% of the net shares received upon the exercise of a stock option or the release of a restricted stock award.

The net result is that the number and value of the shares of Huntington stock owned by our CEO and our other named executive officers as a group is meaningful and expected to grow in the coming years. Ownership guidelines for each of the executive officers, actual shares owned and their current market value are detailed below under “Rigorous Stock Ownership Guidelines” in the Other Policies and Practices section of this discussion.

Since being hired in January 2009, our CEO, Stephen Steinour, has made purchases of 1,273,559 shares of common stock in the open market, including 143,004 shares in 2011.

We reintroduced our annual cash incentive program for executives. The performance criteria for annual cash incentives for 2011 were pre-tax pre-provision earnings, deposit growth and credit quality (net charge-offs). These goals represented key strategic objectives intended to support long-term success. Our 2011 performance resulted in a funding level of 74% of target. (Details on pay decisions are set forth below under 2011 Compensation Decisions.)

We granted equity / long-term incentives. Awards were determined based on an assessment of individual and company performance, with awards allocated as 70% stock options and as 30% restricted stock units. This combination was selected to support our balanced goals of reinforcing stock ownership, focusing our executives on delivering long-term, sustained performance and aligning their interests with shareholders’ interests.

Focusing on “Say-on-Pay”

We have worked to strengthen our executive compensation program over the past several years in response to the environmental and internal challenges and to reinforce a culture of accountability, as well as focus on creating long-term shareholder value. While our shareholders overwhelmingly supported our executive compensation practices — 92% of votes cast on the matter at our 2011 annual meeting were in favor of our say-on-pay proposal — we nevertheless continually monitor emerging trends and best practices and seek ways to improve our compensation programs and ensure continued alignment between our pay and performance. In 2011, changes included increasing our share ownership policies, rebalancing our long-term incentive program to include stock options and implementing a 50% hold until retirement policy. In 2012, we plan to continue to enhance our long-term incentive program to include performance shares. In addition, we have increased our outreach to our larger shareholders to gain a better understanding of shareholder interests in the areas of corporate governance and executive compensation. Although our programs will continue to evolve, our guiding principles, which are described below, define the core of our philosophy.